Exhibit 10.7

MALLINCKRODT INTERNATIONAL FINANCE S.A. 675 McDonnell Boulevard Hazelwood, MO 63042

September 30, 2016

Deutsche Bank AG New York Branch, as Administrative Agent
60 Wall Street
New York, NY 10005

Reference is made to that certain Credit Agreement, dated as of March 19, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Mallinckrodt PLC, a public limited company incorporated in Ireland (“Parent”), Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (the “Lux Borrower”), Mallinckrodt CB LLC, a Delaware limited liability company (the “Co-Borrower”), the Lenders and Issuing Banks from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein (this “Agreement”) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
The Lux Borrower hereby gives notice that, beginning with the Parent’s 2017 fiscal year, which will begin on December 31, 2016 and end on December 29, 2017 (the “2017 Fiscal Year”), the fiscal year of the Parent shall end on the last Friday in December of each calendar year. Pursuant to Section 6.11 of the Credit Agreement, each of the Lux Borrower and the Administrative Agent hereby acknowledge and agree that, beginning with the 2017 Fiscal Year, for all purposes of the Credit Agreement and each other Loan Document, any reference in the Credit Agreement or any other Loan Document to the “fiscal year” of the Parent shall mean any period ending on the last Friday in December of the applicable calendar year and beginning on the day immediately following the last Friday in December of the preceding calendar year. As a result of the foregoing: (a) in satisfaction of the obligations of the Parent and the Borrowers under Sections 5.04(a) and 5.04(b) of the Credit Agreement with respect to (x) the period beginning on September 26, 2015 and ending on September 30, 2016 (the “Existing 2016 Fiscal Year”) and (y) the period beginning on October 1, 2016 and ending on December 30, 2016 (the “Transition Period”), the Parent and the Borrowers shall deliver (i) the financial statements and related information required by Section 5.04(a) of the Credit Agreement for the Existing 2016 Fiscal Year within 90 days after the end of the Existing 2016 Fiscal Year, (ii) the financial statements and related information required by Section 5.04(b) of the Credit Agreement (which financial statements and related information may, but are not required to, take the form of a transition report on Form 10-Q of the Parent and its consolidated Subsidiaries instead of the forms specified in Section 5.04(b) of the Credit Agreement) for the Transition Period within 45 days after the end of the Transition Period and (iii) concurrently with the delivery of financial statements under and in accordance with Section 5.04(a) of the Credit Agreement for the 2017 Fiscal Year, an opinion of independent public accountants of recognized national standing pertaining to financial statements for a period including the Transition Period and otherwise complying with the requirements of Section 5.04(a) of the Credit Agreement with respect to such an opinion; (b) the certificate of the applicable accounting firm required by Section 5.04(c)(y) of the Credit Agreement shall be delivered (i) with respect to the financial statements for the Existing 2016 Fiscal Year, concurrently with the financial statements described in clause (a)(i) hereof, (ii) with respect to the financial statements for the Transition Period, concurrently with the opinion described in clause (a)(iii) hereof and (iii) with respect to any subsequent fiscal year, in accordance with the requirements of such Section; (c) the Parent and the Borrowers shall deliver a Budget (i) for the 2017 Fiscal Year pursuant to Section 5.04(e) of the Credit Agreement within 90 days after the beginning of the 2017 Fiscal Year and shall not be required to deliver a Budget for the Transition Period or otherwise prior to such date under Section 5.04(e) of the Credit Agreement and (ii) for any subsequent fiscal year, in accordance with the requirements of Section 5.04(e) of the Credit Agreement; (d) the Parent and the Borrowers shall deliver an updated Perfection Certificate pursuant to Section 5.04(f) of the Credit Agreement (i) concurrently with the financial statements described in clause (a)(ii) hereof and shall not be required to do so with respect to the financial statements described in clause (a)(i) hereof and (ii) for any subsequent fiscal year, in accordance with the requirements of such Section; and (e) (i) the Excess Cash Flow Period that commenced on October 1, 2015 shall consist of both the Existing 2016 Fiscal Year and the Transition Period and shall end on December 30, 2016, (ii) the certificate and mandatory prepayment, if any, required by Section 2.11(c) of the Credit Agreement with respect to such Excess Cash Flow Period shall be delivered and/or paid (as applicable) no later than 5 Business Days following the date on which the financial statements described in clause (a)(ii) hereof are, or are required to be, delivered (and shall not be required to be delivered and/or paid (as applicable) at any time prior thereto), (iii) with respect to such Excess Cash Flow Period only, an Excess Cash Flow Interim Period may be a four-quarter period otherwise satisfying the definition thereof and (iv) each subsequent Excess Cash Flow Period shall consist of the corresponding fiscal year of the Parent.
This Agreement shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement and the other Loan Documents except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly waived hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
This Agreement may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.
THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
On and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.
IN WITNESS WHEREOF, as of the date first above written, each of the undersigned has executed this Letter Agreement.

MALLINCKRODT INTERNATIONAL FINANCE S.A.
/s/ John Einwalter
By: ________________________
Name: John Einwalter
Title: Vice President & Treasurer